Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Solera National Bancorp, Inc.
Denver, Colorado

We consent to the use in Amendment No. 2 to this Registration Statement on Form SB-2 of Solera National Bancorp, Inc. of our report dated February 20, 2007 relating to our audits of the financial statements, appearing in the Prospectus, which is part of Amendment No. 2 to this Registration Statement. Our report dated February 20, 2007 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/McGladrey & Pullen LLP

Denver, Colorado
February 20, 2007